EXHIBIT 99.1

IMMEDIATE RELEASE

CONTACT:

Chris Apple

AMX Corporation

800.222.0193

chris.apple@amx.com

AMX CORPORATION EARNINGS INCREASE 300 PERCENT FOR THE

THIRD QUARTER TO $0.12 PER SHARE ON REVENUE OF $21.4 MILLION

RICHARDSON, TX – January 22, 2004—AMX Corporation (Nasdaq: AMXC), a worldwide leader in advanced control system technology, today announced a 300 percent increase in earnings per share and its ninth consecutive profitable quarter. For the fiscal third quarter ended December 31, 2003, AMX reported net income of $1.4 million or $0.12 per diluted share on revenues of $21.4 million, compared to net income of $0.4 million or $0.03 per diluted share in the year ago quarter.

Total revenue was $21.4 million, up five percent from $20.3 million in the year ago quarter. Commercial revenue of $18.3 million, which represented approximately 86 percent of total revenue and includes both domestic and international sales, was up five percent from $17.5 million in the year ago quarter – up four percent domestically and six percent internationally. Residential revenue increased 11 percent to $3.1 million from $2.8 million in the year ago quarter.

“Our third quarter results demonstrate the impact that strengthened R&D and sales and marketing activities have had on all areas of the business, from both a quarter-over-quarter and year-over-year perspective,” said Bob Carroll, President and Chief Executive Officer. “In December, we began shipping 40 exciting new products to the marketplace, which contributed to our improved performance in the quarter. Over the past 18 months we have introduced over 60 new products and are pleased to announce that sales of these products accounted for more than one third of the total revenue for the quarter.”

“Customer demand has been outstanding for our new Modero ViewPoint Touch Panels, MAX by AMX digital content servers, MeetingManager, and other innovative new hardware and software solutions that began shipping in December,” said Carroll. “In 2004, our focus will be on expanding our position in the commercial, residential and international markets by leveraging high-growth opportunities in the device, asset and content control arenas.”

“Our financial performance showed sustained momentum as we reported our ninth consecutive profitable quarter and a 300 percent increase in earnings per share over the year ago quarter,” said Chris Apple, Vice President and Chief Financial Officer. “Our solid revenue growth, combined with continued strong profit margins, enabled the company to generate improved earnings growth.”

“Our balance sheet clearly reflects the strength of our recent financial performance,” said Apple. “Operating cash flows were $2.2 million for the quarter, and are $7.2 million on a year to date basis. At December 31, 2003, cash and cash equivalents were $8.2 million while debt is down to $1.8 million.”

For the three months ended December 31, 2003:

•	Income per diluted share was $0.12 compared to income per diluted share of $0.03 for the year ago quarter.

•	Revenues were $21.4 million compared to $20.3 million for the year ago quarter.

•	Gross margins were 53 percent compared to 50 percent in the year ago quarter.

•	Operating expenses were up slightly to $10.1 million from $9.6 million in the year ago quarter.

•	Operating income was $1.3 million as compared to operating income of $0.5 million in the year ago quarter.

For the nine months ended December 31, 2003:

•	Income per diluted share was $0.34 compared to income per diluted share of $0.20 for the year ago period.

•	Revenues were $63.0 million compared to $62.7 million for the year ago period.

•	Gross margins were 53 percent compared to 51 percent in the year ago period.

•	Operating expenses were up slightly to $29.7 million from $29.0 million in the year ago period.

•	Operating income was $3.9 million as compared to operating income of $2.7 million in the year ago period.

Webcast

In conjunction with the Third Quarter earnings release, the Company invites you to listen to its conference call via its webcast over the Internet at 11:00 a.m. Eastern Time, January 22. The webcast may be accessed at http://www.firstcallevents.com/service/ajwz396294212gf12.html. The call is open to the general public and is also available by dialing (800) 223-9488. Please use conference call identification number “AMX” to access the live call. A replay of the conference call will also be available one to two hours after the end of the call. To access the replay, please dial (877) 865-8965 and enter the passcode “AMX.” In addition, the call will be archived on the Company’s website at www.amx.com.

About AMX Corporation

AMX CORPORATION is a worldwide leader in advanced control system technology targeting commercial and residential markets. AMX delivers convenient, easy-to-use solutions that incorporate advanced programming and network applications to simplify your life through technology. AMX’s strategy is to work with leading dealers and distributors to integrate its products with other electronic devices, while continuing to lead the industry in control technology. It’s your world. Take control.™ For more information about AMX, visit www.amx.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, our strategic alliances; the ability to develop distribution channels for new products; our dependence on suppliers, dealers and distributors; reliance on the functionality of systems or equipment, whether our own systems and equipment or those of our customers, dealers, distributors, or manufacturers; domestic and international economic conditions; the financial condition of our key customers and suppliers; the complexity of new products; ongoing research and development; our reliance on third party manufacturers; the ability to realize operating efficiencies; dependence on key personnel; the lack of an industry standard; reliance on others for technology; our ability to protect our intellectual property; the quick product life cycle; the resources necessary to compete; the possible effect of government regulations; possible liability for copyright violations on the Internet with the use of our products and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements contained herein include, but are not limited to, forecasts, projections and statements relating to product development and acceptance, inflation, future acquisitions and anticipated capital expenditures. All forecasts and projections in the report are based on management’s current expectations of the Company’s near term results, based on current information available pertaining to the Company, including the aforementioned risk factors. Actual results could differ materially. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

All trademarks and registered marks are the property of their respective holders.

AMX CORPORATION

Consolidated Statements of Operations

(In thousands, except for per share amounts)

	Three Months Ended December 31 (Unaudited)		Nine Months Ended December 31 (Unaudited)
	2003	2002	2003	2002

Commercial sales	$18,285	$17,472	$54,623	$55,066
Residential sales	3,091	2,796	8,356	7,623

Total sales	21,376	20,268	62,979	62,689

Cost of sales	10,019	10,153	29,343	30,952

Gross profit	11,357	10,115	33,636	31,737

Gross profit percentage	53.1%	49.9%	53.4%	50.6%

Selling and marketing expenses	5,740	5,180	16,490	15,950
Research and development expenses	2,516	2,461	7,827	6,852
General and administrative expenses	1,824	1,988	5,390	6,196

Total operating expenses	10,080	9,629	29,707	28,998

Operating income	1,277	486	3,929	2,739
Interest expense	(13)	(89)	(85)	(332)
Other income (expense), net	210	5	332	14

Income before income taxes	1,474	402	4,176	2,421

Income tax expense	34	17	129	227

Net income	$1,440	$385	$4,047	$2,194

Basic income per share	$0.13	$0.03	$0.36	$0.20

Diluted income per share	$0.12	$0.03	$0.34	$0.20

Shares outstanding—basic	11,371	11,141	11,335	11,120

Shares outstanding—diluted	12,294	11,195	11,994	11,134

AMX CORPORATION

Consolidated Balance Sheets

(Dollars in thousands)

	(Unaudited) December 31, 2003	March 31, 2003

ASSETS
Current assets:
Cash and cash equivalents	$8,235	$4,961
Receivables, net	10,746	9,820
Inventories	7,076	7,274
Prepaid expenses and other	1,520	1,234

Total current assets	27,577	23,289

Furniture and equipment, at cost, net	6,783	6,899

Other assets	907	292

Total assets	$35,267	$30,480

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,889	$3,167
Current portion of long-term debt	255	766
Line of credit	1,500	3,000
Other accrued expenses	5,779	4,036

Total current liabilities	11,423	10,969

Long-term debt, less current portion	—	255

Other long-term liabilities	249	200

Shareholders’ equity:
Common stock	120	117
Additional paid-in capital	25,025	24,407
Deferred Compensation	(129)	—
Retained earnings (deficit)	3,047	(1,000)
Less treasury stock	(4,468)	(4,468)

Total shareholders’ equity	23,595	19,056

Total liabilities and shareholders’ equity	$35,267	$30,480